Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AREP CAR HOLDINGS CORP.,
AREP CAR ACQUISITION CORP.,
AND
LEAR CORPORATION
Dated as of February 9, 2007

-i-

(continued)

ii

(continued)

iii

(continued)

Page
SECTION 8.7 Descriptive Headings	63
SECTION 8.8 Parties in Interest	63
SECTION 8.9 Rules of Construction	63
SECTION 8.10 Counterparts	64
SECTION 8.11 Certain Definitions	64

iv

Glossary of Defined Terms

Defined Terms	Defined in
409A Authorities	SECTION 3.9(k)
Acceptable Confidentiality Agreement	SECTION 8.11(a)
Acquisition Proposal	SECTION 5.2(i)
Action	SECTION 5.7(a)
Affiliate	SECTION 8.11(b)
Agreement	Preamble
AJCA	SECTION 3.9(k)
Alternative Acquisition Agreement	SECTION 5.2(e)(i)
Associate	SECTION 8.11(b)
Bank Amount	SECTION 7.3(f)(B)(II)
beneficial ownership	SECTION 8.11(c)
Business Day	SECTION 8.11(d)
Breach Fee	SECTION 7.3(f)(A)
Bylaws	SECTION 8.11(e)
Certificate of Incorporation	SECTION 8.11(f)
Certificate of Merger	SECTION 1.2
Change of Board Recommendation	SECTION 5.2(e)
Closing	SECTION 1.2
Closing Date	SECTION 1.2
Code	SECTION 1.8
Commitment Parties	SECTION 7.3(f)
Company	Preamble
Company Board Recommendation	SECTION 3.3(b)
Company Breakup Fee	SECTION 7.3(c)
Company Fairness Opinion	SECTION 3.19
Company Financial Advisor	SECTION 3.8
Company Intellectual Property	SECTION 3.15(a)
Company Joint Venture	SECTION 8.11(g)
Company Owned Intellectual Property	SECTION 3.15(a)
Company SEC Reports	SECTION 8.11(h)
Company Securities	SECTION 3.2(a)
Confidentiality Agreement	SECTION 8.11(i)
Controlled Group Liability	SECTION 8.11(j)
Corporation Law	Recitals
Covered Event	SECTION 8.11(k)
Current Employees	SECTION 5.8(b)
Debt Financing	SECTION 4.5
Debt Financing Commitments	SECTION 4.5
Deferred Unit Account	SECTION 2.4(c)
Delaware Secretary	SECTION 1.2
Disclosure Letter	ARTICLE III
Disputed Matter	SECTION 8.3(d)

 i

Defined Terms	Defined in
Dissenting Shares	SECTION 2.1
Effective Time	SECTION 1.2
Environment	SECTION 3.14(c)(i)
Environmental Claim	SECTION 3.14(c)(ii)
Environmental Law	SECTION 3.14(c)(iii)
ERISA	SECTION 8.11(x)
ERISA Affiliate	SECTION 3.9(c)
Exchange Act	SECTION 3.4(b)
Excluded Party	SECTION 5.2(b)
Excluded Shares	SECTION 1.6
Expenses	SECTION 7.3(e)
Foreign Antitrust Laws	SECTION 3.4(b)
Force Majeure Event	SECTION 8.11(l)
GAAP	SECTION 8.11(m)
Governmental Entity	SECTION 3.4(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Materials	SECTION 3.14(c)(iv)
hereby	SECTION 8.11(n)
herein	SECTION 8.11(n)
hereinafter	SECTION 8.11(n)
HSR Act	SECTION 3.4(b)
including	SECTION 8.11(o)
Indemnified Persons	SECTION 5.7(a)
Initiation Date	SECTION 8.11(p)
Intellectual Property Rights	SECTION 3.15(a)
knowledge	SECTION 8.11(q)
Laws	SECTION 3.13
Liens	SECTION 8.11(r)
LTSIP	SECTION 2.4(a)
Marketing Period	SECTION 8.11(s)
Material Adverse Effect	SECTION 8.11(t)
Material Contract	SECTION 3.17(a)
Merger	SECTION 1.1
Merger Consideration	SECTION 1.6
Merger Sub	Preamble
MSPP	SECTION 2.4(d)
Nonqualified Deferred Compensation Plan	SECTION 3.9(k)
Notice Period	SECTION 5.2(e)(i)
Option	SECTION 2.4(a)
Option Plans	SECTION 2.4(a)
Other Filings	SECTION 3.7
Outside Date	SECTION 7.1(c)
Owned Real Property	SECTION 3.16(a)

Defined Terms	Defined in
Parent	Preamble
Parent Disclosure Letter	ARTICLE IV
Parent Material Adverse Effect	SECTION 8.11(u)
Paying Agent	SECTION 2.2(a)
Payment Fund	SECTION 2.2(a)
PBGC	SECTION 3.9(d)
Performance Shares	SECTION 2.4(e)
Permits	SECTION 3.13
Permitted Liens	SECTION 8.11(v)
Person	SECTION 8.11(w)
Plan	SECTION 8.11(x)
Preferred Shares	SECTION 3.2(a)
Proxy Statement	SECTION 3.7
Real Property Leases	SECTION 3.16(b)
Release	SECTION 3.14(c)(v)
Representatives	SECTION 8.11(y)
Required Information	SECTION 5.11(a)(iii)
Requisite Stockholder Vote	SECTION 3.20
Retiree Welfare Programs	SECTION 3.9(i)
RSUs	SECTION 2.4(b)
SAR	SECTION 2.4(a)
Sarbanes-Oxley Act	SECTION 3.5(a)
SEC	SECTION 3.5(a)
Securities Act	SECTION 3.5(a)
Shares	SECTION 1.6
Significant Customers	SECTION 3.23
Significant Subsidiary	SECTION 8.11(z)
Significant Suppliers	SECTION 3.23
Solicitation Period End-Date	SECTION 8.11(aa)
Special Committee	SECTION 8.11(bb)
Special Meeting	SECTION 5.4
Stock Purchase Agreement	SECTION 3.3(b)
Subsidiary	SECTION 8.11(cc)
Subsidiary Securities	SECTION 3.2(b)
Superior Fee	SECTION 7.3(d)
Superior Proposal	SECTION 5.2(i)
Supporting Stockholders	Recitals
Surviving Corporation	SECTION 1.1
Takeover Laws	SECTION 3.3(b)
Tax	SECTION 3.12(r)(i)
Tax-Controlled Joint Venture	SECTION 3.12(r)(iii)
Tax Returns	SECTION 3.12(r)(ii)
Title IV Plans	SECTION 3.9(b)
U.S. Tax-Controlled Joint Venture	SECTION 3.12(r)(iv)

Defined Terms	Defined in
Voting Agreement	Recitals
Written Notice of Claim	SECTION 8.3(b)
Written Notice of Disagreement	SECTION 8.3(b)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2007 (this “Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Lear Corporation, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of the Company (with one member who is also a director of Guarantor abstaining), acting upon the unanimous recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;
     WHEREAS, the Board of Directors of the Company (with one member abstaining), acting upon the unanimous recommendation of the Special Committee, has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt this Agreement pursuant to the General Corporation Law of the State of Delaware (the “Corporation Law”) and approve the transactions contemplated hereby, including the Merger;
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
     WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11);
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company and Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership and High River Limited Partnership (the “Supporting Stockholders”) have entered into a voting agreement (the “Voting Agreement”); and
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, American Real Estate Partners, L.P. (“Guarantor”) has provided a limited guarantee (the “Guarantee”) in favor of the Company, in the form set forth on Section 4.6 of the Parent Disclosure Letter.
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration,

the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
     SECTION 1.2 Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of the Closing, the “Closing Date”) set forth in Article VI, at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York 10020; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI as of the date determined pursuant to this proviso). Subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on or prior to the Closing Date, a duly executed and verified certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”
     SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 1.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation shall, by virtue of the Merger, be amended in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall provide that the name of the Corporation shall be “Lear Corporation.” Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law and such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms of the bylaws of the Surviving Corporation, the certificate of incorporation of the Surviving Corporation and as permitted by Law.
     SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     SECTION 1.6 Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent, Merger Sub or any Subsidiary of Parent (collectively, the “Excluded Shares”), all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor, and (y) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.8) equal to $36, without interest (the “Merger Consideration”), upon the surrender of such Shares as provided in Section 2.2. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the names of the former registered holders shall be removed from the registry of holders of such shares and, subject to Section 2.1, each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.
     SECTION 1.7 Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.
     SECTION 1.8 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, SARs, RSUs, Performance Shares and units held in Deferred Unit Accounts pursuant to the Merger or this Agreement, any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, SARs, RSUs, Performance Shares and units held in Deferred Unit Accounts in respect of which such deduction and withholding was made.
     SECTION 1.9 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES;
TREATMENT OF EQUITY-BASED AWARDS
     SECTION 2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted to adopt this Agreement and who properly demand appraisal for such Shares in accordance with Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to Section 262 of the Corporation Law, unless such holder fails to perfect or withdraws or otherwise loses his rights to appraisal. If, after the Effective Time, a holder of Dissenting Shares fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt written notice (but in any event within forty-eight (48) hours) of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands except to the extent required by applicable law.
     SECTION 2.2 Payment for Shares. (a) At or prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the “Paying Agent”) cash in amounts and at times necessary to make the payments due pursuant to Section 1.6 to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). As directed by Parent, the Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptance of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available) or (iv) commercial paper obligations rated A-1 or P-1 or better from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, for the benefit of the Surviving Corporation; provided, that no such investment shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.6, except as provided in this Agreement. Any profit or loss resulting from, or interest and other income provided by, such investments shall be for the account of Parent.
          (b) As soon as reasonably practicable but no later than three Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of a Share, as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Excluded Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and instructions for use in effecting the surrender of a Share and receiving payment therefor. Following surrender to the Paying Agent of such letter of transmittal duly executed, the holder of such Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.8) equal to the product of the number of Shares represented by such letter of transmittal multiplied by the Merger Consideration, and such Shares shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Shares. If payment is to be made to a Person other than the Person in whose name the Share surrendered is registered, it shall be a condition of payment that the letter of transmittal be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.2, each Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash, without any interest thereon.
          (c) At the option of the Surviving Corporation, any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.2 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered as of a date immediately prior to such time that unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate.
          (e) In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.
     SECTION 2.3 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
     SECTION 2.4 Treatment of Equity-Based or Equity-Linked Awards and Deferred Compensation. (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) and each stock appreciation right (a “SAR”) granted under the Lear Corporation Long-Term Stock Incentive Plan (the “LTSIP”), the Lear Corporation 1994 Stock Option Plan and the Lear Corporation 1996 Stock Option Plan (the “Option Plans”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested), except for Options and SARs as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which Options and SARs shall be treated as so agreed, shall be cancelled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option or SAR and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR.
          (b) At the Effective Time, each restricted stock unit granted under the Option Plans (collectively, the “RSUs”), including pursuant to any Management Stock Purchase Plan thereunder, whether vested or unvested, that is outstanding immediately prior to the Effective Time, except for RSUs as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which RSUs shall be treated as so agreed, shall cease to represent a right or award with respect to Shares and shall be cancelled and of no further force and effect, and the holder thereof shall receive at the Effective Time, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such RSU and (ii) the Merger Consideration.
          (c) At the Effective Time, all deferred amounts held in the unit accounts denominated in Shares under the Lear Corporation Outside Directors Compensation Plan (each, a “Deferred Unit Account”), except for deferred amounts as to which the treatment in the Merger is hereafter separately agreed in writing by Parent and the holder thereof, which deferred amounts shall be treated as so agreed, shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares deemed held in such Deferred Unit Account. Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Deferred Unit Account.
          (d) The Company shall take all action as is necessary to cause the Company’s Management Stock Purchase Plan (the “MSPP”) to be suspended effective as of a date not later than the end of the first full calendar month beginning after the date of this Agreement, such that the “offering period” in effect as of the date of this Agreement will be the final offering period under the MSPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the MSPP.
          (e) At the Effective Time, each performance share awarded under the LTSIP (collectively, the “Performance Shares”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, except for Performance Shares as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Performance Shares shall be treated as so agreed, shall cease to represent a right or award with respect to Shares and shall be cancelled and of no further force and effect, and the holder thereof shall receive at the Effective Time, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the target number of Shares or units previously subject to such Performance Shares and (ii) the Merger Consideration, with respect to that percentage of such Performance Shares which vest upon a change in control as provided in the LTSIP.
          (f) The Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or committee thereof) shall cause the Company to, take any actions necessary to effectuate the foregoing provisions of this Section 2.4; it being understood that the intention of the parties is that following the Effective Time no holder of an Option, SAR, RSU, units in Deferred Unit Accounts, Performance Shares or any participant in any Plan, including the LTSIP, or other employee benefit arrangement of the Company shall have any right thereunder to acquire (or receive amounts measured by reference to) any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Corporation. Prior to the Effective Time (and to the extent requested by Parent, at the time that the amounts provided by this Section 2.4 are paid to the holders of the Options, SARs, RSUs, units in Deferred Unit Accounts and Performance Shares), the Company shall deliver to the holders of the Options, SARs, RSUs, units in Deferred Unit Accounts and Performance Shares appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     SECTION 2.5 Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.5; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as disclosed in the Section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the date of this Agreement (the “Disclosure Letter”) that specifically relates to such Section or if disclosed in any other Section of the Disclosure Letter is reasonably apparent on its face to relate to such Section, of Article III below, the Company represents and warrants to each of Parent and Merger Sub as follows:
     SECTION 3.1 Organization and Qualification. The Company and each of its Significant Subsidiaries is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of incorporation or organization. The Company and each Significant Subsidiary and, to the knowledge of the Company, each Company Joint Venture has all corporate or similar power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Significant Subsidiaries and Company Joint Ventures. Except as set forth in Section 3.1 of the Disclosure Letter, neither the Company nor any of its Significant Subsidiaries, directly or indirectly, owns any interest in any Person having a value in excess of $10,000,000 other than wholly-owned Subsidiaries and the Company Joint Ventures. Neither the Company, any Significant Subsidiary nor, to the Company’s knowledge, any Company Joint Venture is in violation of its organizational or governing documents in any material respect.
     SECTION 3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 150,000,000 Shares and (ii) 15,000,000 shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”). As of February 2, 2007, 76,293,779 Shares and no Preferred Shares were issued and outstanding; and 5,696,827 Shares and no Preferred Shares were held in the Company’s treasury. As of December 31, 2006, there were (i) Options to purchase 2,790,305 Shares and no Preferred Shares; 1,964,571 Shares and no Preferred Shares covering RSUs; 1,751,854 Shares and no Preferred Shares covering SARs; 169,909 Shares and no Preferred Shares covering Performance Shares; and 80,444 Shares and no Preferred Shares covering Deferred Unit Accounts. As of December 31, 2006, there were 463,748 SARs to be settled in cash and $6,764,580 of performance cash awards outstanding. Since such date and except as set forth in Section 3.2(a) of the Disclosure Letter, the Company has not issued any Shares, Preferred Shares or Shares held in treasury, other than the issuance of Shares upon the exercise of Options or SARs outstanding on such date and the issuance of Shares held in treasury upon the settlement of RSUs and the exercise of Options or SARs outstanding on such date. Since February 2, 2007, the Company has not granted any options, restricted stock or RSUs, SARs, Performance Shares, warrants or rights or entered into any other agreements or commitments to issue any Shares, Preferred Shares or derivatives of Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.2(a) of the Disclosure Letter contains a true, correct and complete list, as of December 31, 2006, of the aggregate Options, RSUs, SARs, Performance Shares, Deferred Unit Accounts, performance cash awards and other equity-based awards outstanding. Except as set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company; (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company; (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations (other than as set forth in Section 3.2(a) of the Disclosure Letter). Other than with respect to the awards set forth in Section 3.2(a) of the Disclosure Letter, there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company other than the Voting Agreement.
          (b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Significant Subsidiary, free and clear of any Lien other than Permitted Liens, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests (other than any such restrictions as may be deemed to be imposed by generally applicable federal or state securities laws), and the capital structure (including ownership) of each of the Significant Subsidiaries is set forth in Section 3.2(b) of the Disclosure Letter. All equity interests of the Significant Subsidiaries held by the Company or any other Significant Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary; (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Significant Subsidiaries, or obligations of the Company or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Significant Subsidiary; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Significant Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Significant Subsidiaries, being referred to collectively as “Subsidiary Securities”); or (iv) obligations of the Company or any of its Significant Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Significant Subsidiary. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of capital stock of any Significant Subsidiary.
          (c) Section 3.2(c) of the Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Company Joint Venture. All equity interests of the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights.
     SECTION 3.3 Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Company’s Board of Directors (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (with one member abstaining) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company; (ii) approved this Agreement and the transactions contemplated hereby; (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement (including the agreement of merger contained herein) and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (including the recommendation of the Special Committee, the “Company Board Recommendation”); (iv)

assuming there has been no breach by any of the Supporting Stockholders of their obligations under Section 6(a) of the Stock Purchase Agreement dated as of October 17, 2006 by and among the Company and certain of the Supporting Stockholders (the “Stock Purchase Agreement”) and assuming neither Parent nor Merger Sub during the past three years has been an “interested stockholder” of the Company as defined in Section 203 of the Corporation Law, irrevocably taken all necessary steps to render the restrictions on “business combinations” set forth in Section 203 of the Corporation Law and in the applicable provisions of the Stock Purchase Agreement inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger; and (v) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.
     SECTION 3.4 Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company or any Company Joint Venture; (ii) assuming all consents, approvals and authorizations contemplated by clause (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law; (iii) except as set forth on Section 3.4(a)(iii) of the Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust, competition or investment Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Certificate of Merger with the Delaware Secretary and (iv) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company’s performance of its obligations under this Agreement or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company is not aware of any fact, event or circumstance specifically relating to the Company or any of its Subsidiaries or Affiliates that would reasonably be expected to prevent or delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
     SECTION 3.5 Reports; Financial Statements. (a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since January 1, 2004, all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
          (b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated stockholders’ equity, results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of the Company’s Significant Subsidiaries are consolidated for accounting purposes.
          (c) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices. To the Company’s knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers or directors to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
          (e) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due, that would be required to be recorded or reflected on a balance sheet under GAAP that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, other than such liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Reports, (ii) that have been incurred in the ordinary course of business consistent with past practice since September 30, 2006 or (iii) incurred to the extent permitted by Section 5.1.
     SECTION 3.6 Absence of Certain Changes. (a) Except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course.
          (b) Since December 31, 2005, except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Since April 25, 2006, the Company and its Subsidiaries have not entered into or consummated any transaction in violation of Section 13.9 of the Company’s Amended and Restated Credit and Guarantee Agreement dated April 25, 2006.

     SECTION 3.7 Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The representations and warranties contained in this Section 3.7 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Company by Parent or Merger Sub or any of their respective directors, officers, Affiliates, agents or other representatives.
     SECTION 3.8 Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc. (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, and except as set forth on Section 3.8 of the Disclosure Letter. A true and correct copy of the engagement letter with the Company Financial Advisor in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently, modified, waived, supplemented or amended.
     SECTION 3.9 Employee Matters. (a) Section 3.9(a) of the Disclosure Letter contains a true, correct and complete list of all material Plans and indicates those Plans that are maintained primarily for the benefit of employees who are located in any jurisdiction outside the United States (excluding any such non-United States plans that are statutory plans). Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Plan: (i) the plan document or agreement or, with respect to any Plan (or an amendment thereof) that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the two most recent required Internal Revenue Service Forms 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity or to or from any Plan participant; (vii) all material amendments or material modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (ix) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.
          (b) With respect to each Plan, (i) all contributions due from the Company or any of its ERISA Affiliates (as defined below) to date have been timely made in all material respects and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement, have been timely made or paid in full, (iii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or an application for a determination letter from the Internal Revenue Service has been requested and pending, and, to the Company’s knowledge, nothing has occurred and no circumstance exists that has or would reasonably be expected to cause the Internal Revenue Service to not issue a favorable determination letter) with respect to such qualification and, to the Company’s knowledge, nothing has occurred since the date of such letter that has or would reasonably be expected to adversely affect such qualification, (iv) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied, except where any failure to comply would not result in any material liability to the Company or its ERISA Affiliates (as defined below), (v) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan (other than as disclosed in Section 3.9(b)(v) of the Disclosure Letter), and (vi) such Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code. Except with respect to the Company’s employee pension benefit plans that are sponsored by the Company or its ERISA Affiliates (as defined below) and subject to Title IV of ERISA (the “Title IV Plans”), there is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar Laws of foreign jurisdictions, or that would reasonably be expected to give rise to any Controlled Group Liability for Parent or Merger Sub after the Effective Date.
          (c) Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or would be deemed to have a relationship described in Section 414(m) or 414(o) of the Code (an “ERISA Affiliate”), (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) except with respect to the Title IV Plans, has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.

          (d) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; and (iv) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.
          (e) With respect to each Plan that is a “multiemployer plan,” no complete or partial withdrawal from such Plan has been made by the Company or any ERISA Affiliate, or by any other Person, that could result in any material liability to the Company or any ERISA Affiliate, whether such liability is contingent or otherwise, and if the Company or any ERISA Affiliate were to withdraw from any such Plan, such withdrawal would not result in any material liability to the Company or any ERISA Affiliate.
          (f) With respect to each Plan that is a “multiple employer” plan, (i) the Company has performed all of its respective obligations under such Plan and (ii) the Company does not have, and no event has occurred or circumstances exist that could result in, any liability other than liability limited to the participation of any Company employee or former Company employee in the ordinary course. Section 3.9(f) of the Disclosure Letter identifies each Plan that is a “multiple employer” plan and indicates the other participating employers with respect to such Plan.
          (g) No Plan is under audit or, to the knowledge of the Company, is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or, to the Company’s knowledge, threatened. Except with respect to underfunding related to the Title IV Plans, to the Company’s knowledge, no act or omission has occurred and no condition exists that would subject the Company or an ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code. With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.
          (h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in payments in excess of the amounts set forth in Section 3.9(h) of the Disclosure Letter that would fail to be deductible by reason of 280G of the Code and except as disclosed in Section 3.9(h) of the Disclosure Letter no plan provides for a

“gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.
          (i) Other than as disclosed in the Company SEC Reports, neither the Company nor any of its ERISA Affiliates has any material liability with respect to postretirement welfare benefit plans (the “Retiree Welfare Programs”) with respect to any Person other than coverage mandated by Section 4980B of the Code or state Law. Except as would not reasonably be expected to result in material liability to the Company or any of its ERISA Affiliates, there has been no written communication to employees of the Company or its ERISA Affiliates that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. Each Retiree Welfare Program can be amended or terminated at any time in accordance with the terms of such plan. Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in material compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulations or applicable state laws.
          (j) Each individual who renders services to the Company or any of its ERISA Affiliates who is classified by the Company or any of its ERISA Affiliates, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is to the knowledge of the Company properly so characterized.
          (k) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder, (2) Internal Revenue Service Notice 2005-1 or (3) Internal Revenue Service Notice 2006-100 (clauses (A) and (B), together, the “409A Authorities”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of the AJCA and the 409A Authorities. Section 3.9(k) of the Disclosure Letter identifies the Plans that the Company has determined, based on a good faith, reasonable interpretation of the 409A Authorities, may constitute Nonqualified Deferred Compensation Plans.
          (l) Each Company Option or other similar right to acquire Company Shares or other equity of the Company (i) to the extent it was granted after December 31, 2004, has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option or other right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) to the extent it was granted after December 31, 2004, has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company

Option or other right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements included in documents filed with the SEC and provided to Parent.
          (m) The aggregate contributions that would have been required to allow the Company to terminate all Title IV Plans in involuntary terminations as of February 2, 2007, did not exceed $125,000,000. Section 3.9(m) of the Disclosure Letter discloses the following amounts in connection with the Title IV Plan liabilities: (i) the total pension expense to be reported on the Company’s financial reports for 2006; (ii) for the 2006 plan year, the aggregate contributions required to satisfy the ERISA minimum contribution requirements for all Title IV Plans, the aggregate amount of the contributions that have already been made for 2006, and the aggregate amount of the required minimum contributions not yet made; and (iii) for the 2007 plan year, the anticipated aggregate contributions required to satisfy the ERISA minimum contribution requirements for all Title IV Plans.
     SECTION 3.10 Employees. (a) There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, slowdown, collective conflict, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown, collective conflict, governmental investigation or lockout has occurred with respect to the Company, that in any such case could be material to the business of the Company and its Subsidiaries taken as a whole. Section 3.10(a) of the Disclosure Letter sets forth a true, complete and correct list in all material respects of each collective bargaining agreement and/or labor union contract to which the Company or any of its Subsidiaries is a party or bound.
          (b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.
          (c) Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, contracting and subcontracting of activities, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, social security, union rights, occupational safety and health, family and medical leave, and employee terminations.
          (d) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees.
     SECTION 3.11 Litigation. Except as is expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the

Company, threatened against (or for which the Company or any of its Subsidiaries has assumed liability) the Company or any of its Subsidiaries, or any properties or assets of the Company or any of its Subsidiaries, including by way of indemnity or contribution, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) would reasonably be expected to result in a liability in excess of $10,000,000, (ii) seeks injunctive relief that would materially and adversely affect the business of the Company and its Subsidiaries taken as a whole or (iii) if resolved in accordance with plaintiff’s demands, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding order, writ, injunction or decree. To the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.
     SECTION 3.12 Tax Matters. Except as expressly disclosed in the Form 10-K for the year ended December 31, 2005 or the Form 10-Q for the three-month period ended September 30, 2006 filed by the Company with the SEC and except as set forth in the Disclosure Letter:
          (a) The Company, each of its Subsidiaries and each Tax-Controlled Joint Venture have timely filed (or there has been filed on its behalf) all material returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company, each of its Subsidiaries and each Tax-Controlled Joint Venture or any of their income, properties or operations. Except as reserved on the Company’s financial statements, all such returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws, rules or regulations. Except as reserved on the Company’s financial statements, the Company, each of its Subsidiaries and each Tax-Controlled Joint Venture have timely paid all material Taxes attributable to the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture that were due and payable, without regard to whether such Taxes have been assessed or have been shown on such Tax Returns. To the extent requested by Parent, the Company has made available to Parent true, correct and complete copies of all material income Tax Returns, and any amendments thereto, filed by or on behalf of the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture or any member of a group of corporations including the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture, and any correspondence with any Taxing authority relating thereto.
          (b) The Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all material Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed. Since the date of the most recent consolidated financial statements included in the Company SEC

Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has accrued any liability for Tax, other than in the ordinary course of business.
          (c) All federal income Tax Returns and all material state, local and foreign Tax Returns of the Company, each of its Subsidiaries and each Tax-Controlled Joint Venture have been audited and settled, or are closed to assessment, for all years through (i) 2002, in the case of United States Federal Tax Returns, (ii) 2000, in the case of Michigan Tax Returns, (iii) 1999, in the case of foreign Tax Returns and (iv) 1998, in the case of all other Tax Returns. There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture for any alleged material deficiency in Taxes, and neither the Company, any Subsidiary nor any Tax-Controlled Joint Venture has been informed in writing of the commencement of any audit or investigation with respect to any material liability of the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture for Taxes that have not been reserved for on the Company’s financial statements. Except for any Taxes reserved for on the Company’s financial statements, no issue has been raised in writing in any prior examination or audit that was not resolved favorably and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no agreements in effect to waive or extend the period of limitations for the assessment or collection of any material amount of Tax for which the Company or any of its Subsidiaries may be liable, nor have any such agreements been requested. No material assets of the Company or any of its Subsidiaries are subject to any liens for material Taxes, other than for Tax not yet due and payable or being contested in good faith.
          (d) The Company, each of its Subsidiaries and, to the Company’s knowledge, each Tax-Controlled Joint Venture have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate Tax authority) proper and accurate amounts for all periods and, to the extent required, have remitted such amounts to the appropriate governmental authorities, in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation); provided, however, that in the case of income taxes, this Section 3.12(d) shall not apply to the extent such Taxes have been reserved for in the Company’s financial statements.
          (e) There is no material obligation of the Company, any of its Subsidiaries or any Tax-Controlled Joint Venture to pay or to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or any of its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.
          (f) In the six years immediately preceding the date of this Agreement, no claim for any material amount of Taxes that remains unresolved has been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries has filed Tax Returns that the Company or such Subsidiary (as relevant) is or may be subject to taxation by that jurisdiction.

          (g) The Company is not (and during the five year period ending on the date hereof, has not been) a United States real property holding corporation within the meaning of Section 897 of the Code.
          (h) Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has been a party to or a participant in, or a material advisor (within the meaning of Section 6111(b)(1) of the Code) with respect to a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.
          (i) Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law which, based on current facts and circumstances, could have a material effect on any period after the Effective Time.
          (j) The Company, each of its Subsidiaries and each U.S. Tax-Controlled Joint Venture has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (k) Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture is required (or will be required as a result of the Merger) to include a material item of income or to exclude a material item of deduction for any period after the Effective Time pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, and neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method. Neither the Company, any of its Subsidiaries nor any U.S. Tax-Controlled Joint Venture has any application pending with any Governmental Entity requesting permission for any changes in accounting methods.
          (l) Section 3.12(l) of the Disclosure Letter lists each foreign Subsidiary of the Company for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except as set forth on such schedule, each foreign Subsidiary of the Company is classified for U.S. federal income tax purposes according to its default classification.
          (m) Neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, any Tax-Controlled Joint Venture, has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax Law or by agreement with any Tax authority (including for example an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously used Tax losses or credits may be recaptured (including for example a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a material Tax liability.

          (n) At no time has the Company or any of its Subsidiaries had an ownership change described in Section 382(l)(5)(A) of the Code.
          (o) There are no Tax sharing or similar agreements or arrangements to which the Company or any of its Subsidiaries is a party and which require a payment to any Person other than the Company or any of its Subsidiaries.
          (p) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (q) Neither the Company nor any of its Subsidiaries owns an interest in a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.
          (r) For purposes of this Agreement, (i) “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, (ii) “Tax Returns” shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof, in each case, filed or required to be filed with any Governmental Authority, (iii) “Tax-Controlled Joint Venture” means any Company Joint Venture as to which the Company or any of its Subsidiaries (x) is the “tax matters partner,” within the meaning of Section 6231(a)(7) of the Code or (y) has effective control over the preparation of Tax Returns, and (iv) “U.S. Tax-Controlled Joint Venture” means any Tax-Controlled Joint Venture which is organized under the laws of the United States, any state thereof or the District of Columbia, or which is engaged in a trade or business in the United States.
     SECTION 3.13 Compliance with Law; No Default. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is or has during the past three years been in conflict with, in default with respect to or in violation of any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is, bound or affected. The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted (“Permits”), and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits. No event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such material Permit.
     SECTION 3.14 Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
               (i) each of the Company and its Subsidiaries (A) is and has been in compliance with applicable Environmental Laws and (B) has received and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business;
               (ii) neither the Company nor any of its Subsidiaries has been in the past ten years or is presently the subject of any Environmental Claim and, to the knowledge of the Company, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries;
               (iii) neither the Company nor any of its Subsidiaries nor any other Person has managed, used, stored or disposed of Hazardous Materials on, at or beneath any properties currently owned, leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries;
               (iv) no properties presently owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials; and
               (v) no Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries.
          (b) This Section 3.14 contains the exclusive representations and warranties with respect to environmental matters.
          (c) For purposes of the Agreement:
               (i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.
               (ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.
               (iii) “Environmental Law” means any Law, common Law or any binding agreement issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building.
               (iv) “Hazardous Materials” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any solid or hazardous, waste, and any toxic, radioactive, or hazardous substance, or material including any substance, material or waste which is defined, regulated or classified as hazardous under any Environmental Law.
               (v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.
     SECTION 3.15 Intellectual Property. (a) The Company and its Subsidiaries own all right, title and interest clear of all Liens other than Permitted Liens, or are validly licensed or otherwise have the right to use or sell, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, trade dresses, corporate names, company names, business names, fictitious business names, domain names, trade styles, service marks, logos and other source or business identifiers, and the goodwill symbolized thereby, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the business of the Company or any of its Subsidiaries as of the date of this Agreement, other than such Intellectual Property Rights that are not material to the business of the Company and its Subsidiaries taken as a whole (the “Company Intellectual Property”). Except as would not reasonably be expected to be material to the business of the

Company and its Subsidiaries taken as whole, (i) during the three years preceding the date of this Agreement, no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property that is owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) has been made by a third party to the Company and no such Company Owned Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, petition to cancel, reexamination, reissue, opposition or other similar proceeding, and, to the Company’s knowledge, no third party is infringing, misappropriating, or otherwise violating any of the Company Owned Intellectual Property, (ii) during the three years preceding the date of this Agreement, no Person has given written notice to the Company or any of its Subsidiaries that the use of any Company Intellectual Property by the Company or any of its Subsidiaries, or that any other activity by any of the foregoing, is or may be infringing or has or may have infringed any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress or copyright or design right, or that the Company or any of its Subsidiaries has misappropriated any trade secret or other confidential information, (iii) to the knowledge of the Company, the making, using, importation, offering for sale, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any method, process, machine, manufacture or product included in the Company Intellectual Property, or any other activity undertaken, by the Company or any of its Subsidiaries, does not infringe any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property Right of any third party, and does not misappropriate any trade secrets or other confidential information of any third party, (iv) except as would not reasonably be expected to be material to the business of the Company and of its Subsidiaries taken as a whole, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of first offer, forfeiture or termination of any of the Company Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property.
          (b) The Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect each item of the Intellectual Property Rights, except for failures to take such actions that, individually or in the aggregate, would not be reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its, trade secrets and the proprietary nature and value of them included in the Intellectual Property Rights, except for failures to take such precautions that, individually or in the aggregate, have not resulted in and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
          (c) Neither the Company nor any of its Subsidiaries is, nor, as a result of the execution and delivery of this Agreement or its performance of its obligations hereunder, will be, in violation of any agreement relating to the Intellectual Property Rights using in the business except for violations that individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole. Immediately after the completion of the transactions contemplated by this Agreement, the Company will own all right, title and interest in and to or have a license to use all Intellectual Property Rights used in the business or that is necessary for the operation of the business on identical terms and conditions as the Company enjoyed immediately prior to such transactions, except for failures to own or have available for use that, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole.
     SECTION 3.16 Real Property. (a) Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or one of its Subsidiaries has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each material lease pursuant to which the Company or any of its Subsidiaries lease all or a portion of any owned Real Property to a third party is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current, (b) there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties, and (c) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties.
          (b) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future (the “Real Property Leases”), is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease and (iii) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.
     SECTION 3.17 Material Contracts. (a) Section 3.17(a) of the Disclosure Letter lists all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Plans) as of the date of this Agreement that:
               (i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

               (ii) contain non-compete covenants that restrict in any material respect the operations of the Company or any of its Subsidiaries (or which, immediately following the consummation of the Merger, would restrict in any material respect the operations of the Surviving Corporation or any of its Affiliates);
               (iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;
               (iv) relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $20,000,000 as of December 31, 2006 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $20,000,000;
               (v) were entered into after September 30, 2006 or not yet consummated, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $20,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);
               (vi) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, would reasonably be expected to result in payments in excess of $20,000,000;
               (vii) contain material restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries outside the ordinary course of business;
               (viii) other than in the ordinary course of business and an acquisition permitted under clause (vi) above, obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture);
               (ix) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for joint venture agreements and other agreements entered into in the ordinary course of business consistent with past practice;
               (x) relate to the purchase or sale of material real property; or
               (xi) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Company Intellectual Property Rights or licenses out

Company Intellectual Property owned by the Company, other than license agreements for software that is generally commercially available.
Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Material Contract.”
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.18 Insurance. The Company and its Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company and its Subsidiaries participate. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy.
     SECTION 3.19 Opinion. Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Special Committee and the Board of Directors of the Company its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of Company Fairness Opinion has been delivered to Parent for informational purposes only. The Company has obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Proxy Statement and Other Filings. As of the date of this Agreement, the Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.
     SECTION 3.20 Required Vote of Company Stockholders. The only vote of the holders of outstanding securities of the Company required by the Certificate of Incorporation, Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

     SECTION 3.21 State Takeover Statutes. Assuming there has been no breach by any of the Supporting Stockholders of their obligations under Section 6(a) of the Stock Purchase Agreement and assuming neither Parent nor Merger Sub during the past three years has been an “interested stockholder” of the Company as defined in Section 203 of the Corporation Law, the Board of Directors of the Company has taken all actions necessary so that the restrictions on business combinations contained in Section 203 of the Corporation Law and as a result of the applicable provisions of the Stock Purchase Agreement shall be inapplicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. No other Takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.
     SECTION 3.22 Rights Agreements. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has otherwise adopted, any stockholder rights agreements, stockholder rights plans, “poison pills” or other similar arrangements. The Company shall not, for so long as this Agreement remains in effect, (i) become a party to or adopt any such arrangements or (ii) alter or suspend its announced policy requiring the adoption of such arrangements to be submitted to a vote of the Company’s stockholders.
     SECTION 3.23 Customers and Suppliers. Section 3.23 of the Disclosure Letter sets forth a true, complete and correct list of the Company’s 10 largest customers (“Significant Customers”) and 10 largest suppliers (“Significant Suppliers”) by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for each of 2005 and the first ten months of 2006. Since December 31, 2005, none of the Company or the Significant Subsidiaries has received any written indication from any Significant Customer or Significant Supplier to the effect that such customer or supplier will stop buying or supplying materials, products or services from or to the Company or the Significant Subsidiaries, which would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.24 Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than any Subsidiary of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been properly disclosed.
     SECTION 3.25 Product Warranties; Product Liability Claims. As of the date of this Agreement, no product warranty, product liability, product recall or similar claims have been made against or with respect to the Company’s business since December 31, 2005 except for claims that are not material to the business of the Company and its Subsidiaries taken as a whole. No Person (including, but not limited to, Governmental Entities of any kind) has asserted in writing any material claim against the Company or any Significant Subsidiary under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by or in the conduct of the Company’s business.

     SECTION 3.26 Foreign Corrupt Practices Act. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or failed to comply in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     SECTION 4.1 Organization. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger or receipt of the Debt Financing.
     SECTION 4.2 Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub (other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     SECTION 4.3 Proxy Statement; Other Filings. None of the information to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in the

Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
     SECTION 4.4 Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by Section 4.4(b)(i)–(iv) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay the consummation of the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, other than as set forth on Section 4.4(b) of the Parent Disclosure Letter, neither Parent nor Merger Sub is aware of any fact, event or circumstance specifically relating to Parent or Merger Sub or their Affiliates that would reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
     SECTION 4.5 Debt Financing. Parent has delivered to the Company true, correct and complete copies of executed commitment letter(s) (as the same may be amended, the “Debt Financing Commitments”), as set forth in Section 4.5 of the Parent Disclosure Letter, pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, except as permitted by this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect. There are no conditions precedent to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Financing Commitments. The aggregate proceeds contemplated by the Debt Financing Commitments, if obtained, together with the available cash of the Company, Parent and Merger Sub on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Debt Financing Commitments. Parent has fully paid any and all commitment fees that have been incurred and are due to be paid in connection with the Debt Financing Commitments, and Parent will pay when due all other commitment fees arising under the Debt Financing Commitments as and when they become payable. As of the date of this Agreement, Parent and Merger Sub have no contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Merger Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Debt Financing Commitments, nor any contracts or non-binding arrangements or understandings with any Person concerning the ownership and operation of Parent, Merger Sub or the Surviving Corporation.
     SECTION 4.6 Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the Guarantee, dated as of the date of this Agreement, in favor of the Company, in the form set forth in Section 4.6 of the Parent Disclosure Letter.
     SECTION 4.7 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, and neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.
     SECTION 4.8 Ownership of Merger Sub; No Prior Activities.
          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
          (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent, subject to the final proviso contained in Section 8.2. As of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise; provided, that Parent or Merger Sub or Affiliates thereof may purchase Shares from the Supporting Stockholders. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.
          (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, including without limitation the Debt Financing Commitments, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     SECTION 4.9 Vote Required. No vote of the holders of any class or series of capital stock or other equity interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby. Parent, in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement within twenty-four (24) hours after the execution of this Agreement.
     SECTION 4.10 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or Merger Sub or any of their Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Joseph & Co. Inc., whose fees and expenses shall be paid by Parent or its Affiliates.
     SECTION 4.11 Financial Statements. Each of the consolidated financial statements contained in the documents required to be filed by Guarantor under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2006, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Guarantor and Guarantor’s consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which would not reasonably be expected to have a material adverse effect on Guarantor).
     SECTION 4.12 Limitation on Warranties. Each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V
COVENANTS
     SECTION 5.1 Conduct of Business of the Company. Except as expressly permitted by this Agreement or as set forth in Section 5.1 of the Disclosure Letter, as required by applicable Law or the regulatory requirements of the New York Stock Exchange or unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact in all material respects its business organization, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with its customers and those other Persons having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement or as set forth in Section 5.1 of the Disclosure Letter or as required by applicable Law or the regulatory requirements of the New York Stock Exchange, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:
          (a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than (i) to the Company or any wholly-owned Subsidiary of the Company, (ii) the issuance of Shares pursuant to the exercise of Options or SARs or settlement of RSUs or Performance Shares or Deferred Unit Accounts, in each case, that are outstanding as of the date of this Agreement and in accordance with the existing terms of such awards, (iii) the issuance of equity incentive compensation awards under the LTSIP as set forth in Section 5.1 of the Disclosure Letter and (iv) as required under the Company’s existing credit agreements and indentures;
          (b) amend or otherwise change the Company’s certificate of incorporation or by-laws or other comparable governing documents of the Significant Subsidiaries;
          (c) acquire or redeem, directly or indirectly, or amend (i) any Company Securities other than in connection with the exercise of outstanding equity awards or (ii) any Subsidiaries Securities other than in the ordinary course of business;
          (d) split, combine, redenominate or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock, options, warrants, convertible securities or other rights of any kind to acquire or receive capital stock of the Company (except for any dividend or distribution by a Subsidiary to the Company or any wholly-owned Subsidiary of the Company or to any other Person in proportion to its ownership interest in such Subsidiary);
          (e) (i) engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division thereof or any sale, lease, encumbrance or other disposition of assets or securities, in any case outside the ordinary course of business and involving a transaction value in excess of $10,000,000 (or $30,000,000 in the aggregate), or (ii) except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 5.1, enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a contract or agreement that would be a Material Contract (if it existed as of the date of this Agreement) or amend or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract;
          (f) except for borrowings under the Company’s existing credit, securitization and factoring facilities in the ordinary course of business, incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security) having an aggregate principal amount at any time outstanding in excess of $50,000,000;
          (g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances or capital contributions to; any other Person (other than the Company or any wholly-owned Subsidiary of the Company), in any case outside the ordinary course of business in an aggregate amount in excess of $10,000,000;
          (h) other than in the ordinary course of business, enter into or materially increase or decrease the outstanding balances of (i) any intercompany loan or (ii) intercompany debt arrangements, or, except for any of the foregoing actions in connection with the Company’s securitization facilities;
          (i) mortgage, pledge or otherwise similarly encumber any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;
          (j) incur capital expenditures that would result in the Company materially exceeding or making it reasonably likely it will materially exceed the 2007 capital expenditure forecast publicly disclosed by the Company prior to the date of this Agreement;
          (k) change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to the Company and its Subsidiaries, except as required by Law, GAAP or applicable statutory accounting principles;
          (l) other than in the ordinary course of business, after consultation with Parent, make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

          (m) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares, Preferred Shares, or other Company Securities or in Subsidiary Securities;
          (n) enter into, forgive, renew, or amend in any material respect any loans to officers or directors or any of their respective Affiliates or Associates;
          (o) except as may be required by Law or any collective bargaining agreement, (i) enter into any new, or amend, terminate or renew any existing material Plan; (ii) grant any material increases in the compensation, perquisites or benefits or pay any bonuses to any executive officers or directors (other than as necessary to implement the pension savings plan for salaried employees as previously communicated to such employees); (iii) accelerate the vesting or payment of any compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (iv) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.1 of the Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;
          (p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;
          (q) except as required by Law or in the ordinary course of business, enter into, materially amend or extend any collective bargaining or other labor agreement;
          (r) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Corporation after the Effective Time;
          (s) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages not in excess of $5,000,000 individually or $15,000,000 in the aggregate or consistent with the reserves of $18,400,000 reflected in the Company’s balance sheet at December 31, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
          (t) enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

          (u) fail to use reasonable best efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries;
          (v) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Company or any of its Subsidiaries, and other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.1(e);
          (w) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Significant Subsidiaries;
          (x) fail to comply with the Company’s related party transaction policy, a copy of which is attached in Section 5.1(x) of the Disclosure Letter;
          (y) amend, modify or waive in any material respect any of the provisions of the transaction documents, or enter into any new or additional agreements related thereto, in connection with the sale of the Company’s North American interiors business (without the consent of Parent, which shall not be unreasonably withheld); provided, that the foregoing shall not prevent the Company from taking such actions as do not materially and adversely affect the economics of such transactions;
          (z) other than in the ordinary course of business (and not for speculative purposes), enter into any contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices; or
          (aa) authorize, commit or agree to take any of the foregoing actions.
     SECTION 5.2 Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right (acting under the direction of the Board of Directors of the Company or, if then in existence, the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) participate in discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.
          (b) Subject to Section 5.2(c), from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and take reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information, it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clause (i) above from and after the Solicitation Period End-Date with respect to any party that has made an Acquisition Proposal prior to the Solicitation Period End-Date or with whom the Company is having ongoing discussions or negotiations as of the Solicitation Period End-Date regarding a possible Acquisition Proposal (each such party, an “Excluded Party”). Notwithstanding anything contained in this Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires or such discussions or negotiations have been terminated. The Company shall promptly notify Parent when an Excluded Party ceases to be an Excluded Party. At the Solicitation Period End-Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and use reasonable best efforts to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such Person on behalf of the Company or any of its Subsidiaries.
          (c) Notwithstanding anything to the contrary contained in Section 5.2(b) and in addition to the rights of the Company pursuant to Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) believes in good faith to be bona fide, (ii) the Company has not intentionally or materially breached this Section 5.2, (iii) the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith that failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such

Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.2(c), prior to obtaining the Requisite Stockholder Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.
          (d) Within 24 hours following the date that is thirty (30) days after the date of this Agreement, the Company shall (i) notify Parent in writing of the identity of each Person (A) who has made an Acquisition Proposal prior to such date, (B) with whom the Company is having ongoing discussions or negotiations or (C) to whom the Company has provided non-public information and (ii) provide Parent a copy of each Acquisition Proposal received from any such Person, including the pricing and other material terms and conditions (or, where no such copy is available, a description of such Acquisition Proposal). From and after the date that is thirty (30) days after the date of this Agreement, the Company shall promptly (within 24 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives (I) receives any Acquisition Proposal, (II) receives any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or requests from an Excluded Party, (III) receives any inquiry or request for discussions or negotiations regarding any Acquisition Proposal or (IV) enters into an Acceptable Confidentiality Agreement. The Company shall notify Parent promptly (within 24 hours) of the identity of any Person making any request or proposal referenced in (I), (II), (III) or (IV) and provide a copy of such Acquisition Proposal, inquiry or request, including the pricing and other material terms and conditions (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto. From and after the date that is thirty (30) days after the date of this Agreement, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including pricing and other material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation). Without limiting the foregoing, from and after the date that is thirty (30) days after the date of this Agreement, the Company shall promptly (within 24 hours) notify Parent orally and in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(c), including but not limited to, with respect to a Person who would be an Excluded Party at the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.2, and neither the Company nor any of its Subsidiaries shall be a party to any agreement that prohibits the Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. Except to facilitate the making of a Superior Proposal, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable Law.
          (e) Notwithstanding anything in Section 5.2(b)(ii) to the contrary, the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under applicable Law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal; or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”); and/or (y) if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided, that and in such event, the Company substantially concurrently enters into such definitive agreement); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Superior Fee or the Company Breakup Fee, as the case may be, pursuant to Section 7.4(b), and otherwise complies with the provisions of Section 7.1(i) and Section 7.4(b); and provided further that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have intentionally or materially breached this Section 5.2 and (B):
               (i) the Company shall have provided prior written notice to Parent at least ten days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and
               (ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.2(e)(i) with respect to such new written notice except that the Notice Period with respect thereto shall be ten days for the first such material revision to a Superior Proposal and three days for each subsequent material revision to a Superior Proposal thereafter; provided, however, the Company shall be obligated to negotiate with Parent pursuant to this Section 5.2(e)(ii) on only one occasion if, but only if, the initial Superior Proposal received by the Company is $37 per share or greater to the Company’s stockholders; for avoidance of doubt, if the initial Superior Proposal received by the Company is greater than $36 per share to the Company’s stockholders but less than $37 per share to the Company’s stockholders and thereafter any Person makes a Superior Proposal for a price per share more than the initial Superior Proposal, then the Company shall be required to deliver a new written notice to Parent and comply with the other requirements of Section 5.2(e)(i) with respect to such new written notice notwithstanding that the price contained therein is greater than $37 per share to the Company’s stockholders.
          (f) The Company agrees that any violations of the restrictions in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.
          (g) Although nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure of confidential information to third parties prohibited by Section 5.2(d), if such statement constitutes a Change of Board Recommendation, then it shall have the effects of a Change of Board Recommendation for all purposes under this Agreement, or (ii) disclosing the fact that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee if it still exists) has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company (acting through the Special Committee if it still exists) determines, after consultation with its outside legal counsel, that it is required to make such disclosure in connection with its fiduciary duties under applicable Law or to comply with obligations under the federal securities Laws or New York Stock Exchange or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed.
          (h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply, unless (i) such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.1(a) or 7.1(i) or (ii) such Person agrees the exemption of such Person is limited to permitting such Person to form a group for purposes of making an Acquisition Proposal without becoming an “interested person” for purposes of Section 203 of the Corporation Law as a result of forming such group and further agrees that the group and its members continue to remain subject to Section 203 of the Corporation Law for all other purposes.
          (i) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, or 30% or more of the Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of the Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 30% or more of the net revenues of the Company and its Subsidiaries, taken as a whole, in each case excluding the disposition of the North American interiors business of the Company and its Subsidiaries, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except that reference to 30% will be deemed to be reference to “more than 50%”) that (x) is on terms that the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement; and (y) which the Board of Directors of the Company (acting upon the prior recommendation of the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financeability of such proposal).
          (j) Neither Parent, Merger Sub nor any of their Affiliates shall take any action with the purpose of (i) restricting competing proposals or (ii) prohibiting (whether under any new or existing agreement) any lender from providing debt financing to any Person making or contemplating making an Acquisition Proposal.
          (k) After consultation with outside counsel, the Board of Directors of the Company, consistent with the exercise of its fiduciary duties, shall take such actions consistent with its obligations under this Agreement, as it deems reasonably required to assure the integrity of the process contemplated by this Section 5.2.
     SECTION 5.3 Access to Information. (a) Subject to the restrictions imposed by applicable Law, from and after the date of this Agreement, the Company will, and will use reasonable best efforts to cause the Company Joint Ventures to, (i) give Parent and Merger Sub and (subject to the confidentiality agreement reasonably satisfactory to the Company) their prospective lenders and prospective purchasers of Parent or Merger Sub equity and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, forecasts, contracts, commitments and records (including Tax Returns) of the Company, its Subsidiaries and the Company Joint Ventures and use their reasonable best efforts to cause the Company’s, its Subsidiaries’ and the Company Joint Ventures’ respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) consent to the use of the Company’s financial statements for purposes of filings with the SEC pursuant to securities Laws and use reasonable best efforts to cause the Company’s accountants to provide consents, comfort letters and any other customary deliverables in connection with any securities offerings, (iii) subject to the limitations described in clause (i), permit Parent and Merger Sub to make such inspections as they may reasonably require, (iv) cause its officers and those of its Subsidiaries and of the Company Joint Ventures to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company, its Subsidiaries and of the Company Joint Ventures as Parent or Merger Sub may from time to time request and (v) furnish promptly upon request to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company, any of its Subsidiaries or the Company Joint Ventures during such period pursuant to the requirements of the federal or state securities Laws; provided, however, that any such access shall be conducted as not to unreasonably interfere with the operation of the business conducted by the Company, any of its Subsidiaries or the Company Joint Ventures.
          (b) Information obtained by Parent or Merger Sub pursuant to Section 5.3(a) shall be subject to the provisions of the Confidentiality Agreement. Parent and Merger Sub are hereby authorized to release and disclose, and to permit the release and disclosure of, any information, including non-public information concerning the Company, including, without limitation, information concerning its business, operations and financial condition, in the manner contemplated in the Debt Financing Commitments.
          (c) Nothing in this Section 5.3 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality; provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Law or loss of privilege.
          (d) No investigation by and of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.
     SECTION 5.4 Stockholder Approval. Unless this Agreement has been terminated pursuant to Section 7.1, the Company, acting through its Board of Directors and in accordance with applicable Law, shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 45 days) after the SEC clears the Proxy Statement for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.2(e), (a) the Proxy Statement shall include the Company

Board Recommendation, (b) the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of this Agreement and (c) after the Solicitation Period End-Date, the Board of Directors shall publicly reaffirm the Company Board Recommendation within 48 hours after any such request by Parent (which request shall not be made on more than three occasions). Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.
     SECTION 5.5 Proxy Statement; Other Filings. As promptly as reasonably practicable after the date of this Agreement (and in any event within 35 days assuming Parent timely supplies the information required from it and timely provides reasonable cooperation), (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. Each of the Company and Parent shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date after clearing comments received from the SEC. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

     SECTION 5.6 Reasonable Best Efforts; Consents and Governmental Approvals. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, to file or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, permits or orders form Governmental Entities or other Persons.
          (b) Without limiting the foregoing in Section 5.6(a), each of the Company, Parent and Merger Sub agrees to (i) use its reasonable best efforts to make any required submissions under the HSR Act and Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in any event, within fifteen (15) Business Days, in the case of the HSR Act, and, in the case of Foreign Antitrust Laws, initiate contact with the relevant authorities (and if possible make relevant submissions) within thirty (30) Business Days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act and Foreign Antitrust Laws as soon as practicable, and (ii) cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers. Each of Parent, Merger Sub and the Company shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only). In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and will use their reasonable best efforts to defend vigorously against it and respond thereto.
          (c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withhold or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) except pursuant to the terms of the Debt Financing Commitments, neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that Parent and Merger Sub give the Company the opportunity to make such payments).
          (d) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, the obligations of this Section 5.6 shall not apply to each of Parent and Merger Sub if compliance with this Section 5.6 would result in, or would reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.7 Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation or By-laws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries or in any indemnification agreement or arrangement, as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time unless otherwise required by Law. In addition to and not in limitation of the foregoing, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of Law and except for other exceptions to indemnification that are required by Law. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such Action. The Surviving Corporation shall have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation to which this Section 5.7(a) shall apply; provided, however, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Persons) for all Indemnified Persons in any jurisdiction with respect to any single Action, suit, proceeding, inquiry or investigation, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.7(a). The advancement of any amounts to be paid in respect of legal and other fees and expenses pursuant to this Section 5.7(a) shall be subject to an undertaking of the recipient, to the extent required by the Corporation Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation.
          (b) The Company shall purchase on or prior to the Effective Time, and the Surviving Corporation shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) and shall in any event include nonmanagement directors Side A (DIC) coverage. The Surviving Corporation shall provide copies of such policies to the past, current and future directors and officers of the Company entitled to the benefit thereof as reasonably requested by such persons from time to time. Notwithstanding the foregoing, if the coverage described above cannot be obtained or can only be obtained by paying aggregate premiums in excess of 300% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 300% of the aggregate amount currently paid by the Company for such coverage. Guarantor may substitute an alternative for the tail policies that affords, in the aggregate, no less favorable protection to such officers and directors; provided, that any such alternative is approved by the Company’s Board of Directors prior to the Effective Time (which approval may be withheld in its discretion).
          (c) This Section 5.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.
          (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (e) In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.7.
          (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under any such policies, provided, that for avoidance of doubt, neither Parent nor the Surviving Corporation shall be required to make any payments thereunder or in connection therewith.
     SECTION 5.8 Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its Subsidiaries to honor, in accordance with their terms, all Plans. With respect to each Nonqualified Deferred Compensation Plan, Parent shall or shall cause the Surviving Corporation and each of its Subsidiaries to, timely adopt such amendments as are necessary to comply with Section 409A of the Code.
          (b) Parent will cause the Surviving Corporation to give credit for all service rendered by the individuals employed by the Company and its Subsidiaries at the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence (the “Current Employees”) (or service credited by the Company and its Subsidiaries) prior to the Effective Time for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Current Employees will not be subject to any pre-existing condition limitation under any health plan of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time. Nothing in this Section 5.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.
          (c) Until January 1, 2008, Parent shall, and shall cause the Surviving Corporation to, provide each Current Employee (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Current Employee immediately prior to the Effective Time.
          (d) No later than three Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.
          (e) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.
     SECTION 5.9 Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist at Parent’s cost and expense in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.
     SECTION 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
     SECTION 5.11 Financing.
          (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda; provided, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation

S-K under the Securities Act and of type and form customarily included in a private placement memorandum relating to private placements under Rule 144A of the Securities Act at the time during the Company’s fiscal year such offerings will be made (the “Required Information”), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to reasonably cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided, that no obligation of the Company or any of its Subsidiaries under such executed documents shall be effective until the Effective Time, (vi) taking all actions necessary to (A) permit the prospective Debt Financing and equity sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts in connection with the foregoing and (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any of the Subsidiaries of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts; it being understood that the Company shall have satisfied each of its obligations set forth in clauses (i) through (viii) of this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. Nothing in this Section 5.11(a) shall require the Company or any of its Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or any of its Subsidiaries. As of the date of this Agreement, the Company believes that it will be able to satisfy on a timely basis the terms and conditions to be satisfied by it in this Section 5.11(a). Notwithstanding anything in this Section 5.11(a) to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Effective Time. Upon the valid termination of this Agreement (other than in accordance with Section 7.1(f)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 5.11(a). Parent and Merger Sub hereby agree and acknowledge that the Debt Financing does not constitute a condition to the consummation of the transactions contemplated by this Agreement. Parent and Merger Sub shall, on a joint and several basis indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.11(a) or in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries. Nothing contained in this Section 5.11(a) or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.
          (b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments. Notwithstanding the foregoing, nothing in this Agreement shall require the Board of Directors of the Company to take any action to approve any third party financing provided in connection with the Merger.
          (c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may at any time with any Person enter into discussions regarding, and may enter into arrangements and agreements relating to, the transfer or sale by Parent, Merger Sub or their Affiliates of a direct or indirect equity interest in Parent or Merger Sub of up to 49% of such equity.
     SECTION 5.12 Subsequent Filings. Until the Effective Time, the Company will use reasonable best efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended.
     SECTION 5.13 Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 5.13 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 5.2.

     SECTION 5.14 Restructuring Cooperation. Prior to the Effective Time, the Company shall cooperate, cause each Subsidiary to cooperate and use its reasonable best efforts to cause each Company Joint Venture to cooperate, in undertaking such restructurings, if any, as are reasonably requested by Parent in furtherance of the transactions contemplated by this Agreement and the Debt Financing.
     SECTION 5.15 Resignation of Directors. Prior to the Effective Time, the Company will cause each member of its Board of Directors to execute and deliver a letter, which will not be revoked or amended prior to the Effective Time, effectuating his resignation as a director of the Company effective at the Effective Time.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote.
          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
          (c) HSR Act and Foreign Antitrust Laws. Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted, and any pre-Closing approval or consent under Foreign Antitrust Laws applicable to the Merger shall have been granted, except to the extent the failure to obtain any such approval or consent under Foreign Antitrust Laws could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
     SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.2, 3.6(c) and 3.9(m) shall be true and correct in all material respects and the remaining representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
          (c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).
          (d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred (i) any event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) any Force Majeure Event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that for purposes of this Section 6.2(d)(ii), the provisos included in the definition of Material Adverse Effect shall not be taken into account).
          (e) Cooperation with Debt Financing. The Company shall have performed the obligations and satisfied the requirements set forth on Annex A with respect to the Debt Financing.
          (f) Tax Certificate. The Company shall have provided a certificate duly completed and executed pursuant to Section 1.897-2(h) and 1.1445-2(c) of the Treasury Regulation, certifying that the Shares of the Company are not United states real property interests within the meaning of Section 897(c) of the Code.
     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
          (c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

          (d) Solvency Opinion. The Company shall have received a solvency opinion from a firm reasonably acceptable to the Company and Parent, addressed to the Company’s Board of Directors, in customary form and substance.
ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
     SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
          (a) by mutual written consent of the Company and Parent;
          (b) by either the Company or Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.6;
          (c) by either the Company or Parent if the Merger shall not have been consummated on or before September 15, 2007, as extended at the election of Parent, to the end of the Marketing Period, if the Marketing Period has commenced and such end of the Marketing Period would be later (such date, as extended pursuant to this Section 7.1(c), the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that (i) if all of the conditions to the Closing set forth in Article VI shall be satisfied on or prior to September 15, 2007 (other than conditions with respect to actions the respective parties will take at the Closing itself, provided that such conditions are capable of being satisfied) other than those set forth in Section 6.1(c), then the Outside Date shall be extended at the election of Parent to a date not later than November 1, 2007, or (ii) if there is an arbitration pursuant to Section 8.3 that has not been terminated by Parent, then the Outside Date shall be extended to a date (which date shall be specified by Parent) that is no later than seven days after a final decision of the arbitrators;
          (d) by either the Company or Parent if the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Merger at a subsequent date, which in any event shall not be later than five days prior to the Outside Date);
          (e) by the Company if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this

Agreement on the part of Parent or Merger Sub, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions in Section 6.2(a) or 6.2(b) are incapable of being satisfied;
          (f) by Parent if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.2 and 5.4), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions contained in Section 6.3(a) or 6.3(b) are incapable of being satisfied;
          (g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within 48 hours of a request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (iv) the Company shall have intentionally or materially breached any of its obligations under Section 5.2 or 5.4, (v) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Board Recommendation, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;
          (h) by Parent if since the date of this Agreement, there shall have been an event, change, effect, development, condition or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot be cured by the Outside Date;
          (i) by the Company at any time prior to receipt of the Requisite Stockholder Vote, in accordance with and subject to the terms and conditions of, Section 5.2(e); provided that the Company shall substantially concurrently with such termination enter into the Alternative Acquisition Agreement;
          (j) by the Company if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied and Parent has failed to consummate the Merger no later than ten calendar days after the final day of the Marketing Period; or
          (k) by Parent if a Force Majeure Event has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that cannot be cured by the Outside Date (provided, that for purposes of this Section 7.1(k), the provisos included in the definition of Material Adverse Effect shall not be taken into account).
     SECTION 7.2 Written Notice of Termination. The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) of Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
     SECTION 7.3 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Sections 5.3(b), 7.2, 7.3, 7.4 and Article VIII and the cost reimbursement and indemnity provisions of Sections 5.11, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Affiliates.
     SECTION 7.4 Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.
          (a) Notwithstanding the foregoing;
               (i) if
                    (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(d), and the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of this Agreement and such transaction is completed and (II) such Acquisition Proposal has received approval, if required by applicable Law, by the affirmative vote or consent of the holders of a majority of the outstanding Shares within such twelve month period, or
                    (B) either Parent or the Company terminates this Agreement pursuant to Section 7.1(c), and, at the time of such termination, the conditions set forth in Sections 6.1 and 6.3 have been satisfied but the Company shall have failed to take all actions on its part necessary to consummate the Merger, or
                    (C) if Parent terminates this Agreement pursuant to Section 7.1(f),

then the Company shall pay to Parent the Superior Fee by wire transfer of same day funds, (I) with respect to the event set forth in (A), promptly following the consummation of the transaction in respect of the Acquisition Proposal; and (II) on the Business Day immediately following the date of termination with respect to the events set forth in subsection (B) and (C) above.
               (ii) if (A) Parent terminates this Agreement pursuant to Section 7.1(g) or (B) the Company terminates this Agreement pursuant to Section 7.1(i), then the Company shall pay to Parent simultaneously with (in the case of termination by the Company pursuant to subclause (B) of this Section 7.4(b)(ii)) or within two Business Days after (in the case of termination by Parent pursuant to subclause (A) of this Section 7.4(b)(ii)) such termination, the Superior Fee (provided, that if such termination is pursuant to clause (A) or (B) above and such termination occurs prior to the Solicitation Period End-Date, then such payment shall instead be in the
          (c) “Company Breakup Fee” means an amount in cash equal to (i) $73,500,000, plus (ii) an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $6,000,000, which Company Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.
          (d) “Superior Fee” means an amount in cash equal to (i) $85,225,000, plus (ii) an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $15,000,000, which Superior Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent.
          (e) “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
          (f) If the Company terminates this Agreement: (i)(x) pursuant to Section 7.1(c), and at the time of such termination, the conditions set forth in Sections 6.1 and 6.2 (other than Section 6.2(c)) have been satisfied but Parent has failed to take all necessary action on its part to consummate the Merger, or pursuant to Section 7.1(e) or 7.1(j); and (y) there has not been a failure of Parent and Merger Sub to obtain the Debt Financing necessary to consummate the Merger as a result of a breach or default by the Commitment Parties (as defined in the Debt Financing Commitments) under the Debt Financing Commitments; or (ii)(x) pursuant to Section 7.1(c), and at the time of such termination, the conditions set forth in Sections 6.1 and 6.2 (other than Section 6.2(c)) have been satisfied but Parent has failed to take all necessary action on its part to consummate the Merger, or pursuant to Section 7.1(e) or 7.1(j); and (y) there has been a failure of Parent and Merger Sub to obtain the Debt Financing necessary to consummate the Merger as a result of a breach or default by the Commitment Parties under the Debt Financing Commitments, then:

               (A) in the case of subsection (f)(i) above, the Company shall be entitled to liquidated damages in the amount of $250,000,000 (“Breach Fee”), payable one day after the date of termination of this Agreement by wire transfer of immediately available funds to the account designated by the Company; and
               (B) in the case of subsection (f)(ii) above,
                    (I) the Company shall be entitled to seek any actual damages in connection with such termination, but in no event shall Parent, Merger Sub, Guarantor or their Affiliates be liable to the Company or any of its Affiliates for any indirect, special, punitive or consequential damages to the extent they do not recover such damages from the Commitment Parties as a result of a breach by the Commitment Parties under the Debt Financing Commitments which the Company acknowledges and agrees that it has received and reviewed; and
                    (II) notwithstanding anything to the contrary in clause (I) above, in no event shall Parent, Merger Sub, Guarantor or their Affiliates, individually or collectively, be liable to the Company or any of its Affiliates in an amount more than $25,000,000 in excess of the amounts (such amounts in the aggregate, the “Bank Amount”), if any, actually received, directly or indirectly, by Parent, Merger Sub, Guarantor or their Affiliates from the Commitment Parties with respect to claims for such Commitment Parties’ breach of their Debt Financing Commitments. Parent and Merger Sub agree to pursue any such claims against such Commitment Parties diligently and in good faith. In the event that there has been a failure of Parent and Merger Sub to obtain the Debt Financing necessary to consummate the Merger because of a breach or default by the Commitment Parties under the Debt Financing Commitments, then the provisions of this clause (B) shall be the sole and exclusive remedy of the Company and its Affiliates under, or arising out of, this Agreement, the Guarantee, and all of the related documents and agreements or otherwise.
               (g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Breakup Fee or Superior Fee when due or Parent and Merger Sub shall fail to pay the Breach Fee or Bank Amount when due, the Company, on the one hand, and Parent and Merger Sub on the other shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.4. The parties hereto agree and understand that in no event shall the Company be required to pay (A) either the Company Breakup Fee or the Superior Fee on more than one occasion or (B) both the Company Breakup Fee and the Superior Fee; nor, shall Parent or Merger Sub be required to pay (C) either the Breach Fee or the Bank Amount on more than one occasion or (D) both the Breach Fee and the Bank Amount. The parties agree that any payment of the Superior Fee, the Company Break-Up Fee, the Breach Fee or the Bank Amount as applicable, shall be the sole and exclusive remedy available to Parent and Merger Sub, on the one hand, and the Company, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the applicable amount, Parent, Merger Sub and the Company and their respective Affiliates shall have no further liability to the other parties hereunder.

     SECTION 7.5 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made that by law requires further approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     SECTION 7.6 Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE VIII
MISCELLANEOUS
     SECTION 8.1 Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.
     SECTION 8.2 Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and the Guarantee constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Guarantor so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby; provided, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor; provided further, that Guarantor may transfer directly or indirectly all or any portion of the common stock or other equity of Parent or Merger Sub to any Affiliate or sell up to 49% of the stock or equity of Parent or Merger Sub to any Person but no such transfer or sale shall relieve Guarantor, Parent or Merger Sub of their respective obligations hereunder.

     SECTION 8.3 Jurisdiction; Venue; Arbitration.
          (a) Except with respect to a Disputed Matter, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Except with respect to a Disputed Matter, each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) In the event Parent believes that a Covered Event has occurred, Parent may send a written notice to the Company with a brief statement of the basis for Parent’s belief that a Covered Event has occurred (the “Written Notice of Claim”) (which may include the name of the arbitrator designated by Parent as contemplated in clause (d) below). If the Company disagrees that a Covered Event has occurred, it shall provide written notice to Parent containing a brief statement of the Company’s disagreement (the “Written Notice of Disagreement”) within three Business Days after receiving the Written Notice of Claim. If the Company does not deliver a written notice within three Business Days stating that the Company agrees in full with the position of Parent set forth in the Written Notice of Claim, the parties shall proceed to arbitration pursuant to the terms of this Section 8.3.
          (c) If Parent delivers a Written Notice of Claim, the Company agrees to provide Parent with full access, in addition to the access provided in Section 5.3, to any and all information requested by Parent, including but not limited to, books and records, reports and similar items, and Parent is entitled to interview any of the Company’s officers and/or employees.
          (d) Any disagreement between the parties regarding whether a Covered Event has occurred (the “Disputed Matter”) shall be resolved by arbitration at the sole option of Parent. The Company shall appoint an arbitrator in its Written Notice of Disagreement. Within three Business Days after receiving the Written Notice of Disagreement, Parent shall appoint an arbitrator by providing written notice thereof to the Company (provided, that Parent may make such appointment in the Written Notice of Claim if it so desires), and the two selected arbitrators shall select a third arbitrator within three Business Days of their appointment (with such three arbitrators constituting the arbitration panel). The parties agree to use reasonable best efforts to provide information requested of them by the two arbitrators in connection with the selection of the third arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the time allotted, the third arbitrator shall be selected by the American Arbitration Association within three Business Days of notification by either party of the failure to agree upon the third arbitrator. If either Parent or the Company fails to designate an arbitrator as provided herein, the Disputed Matter shall be decided by the arbitrator that has been so designated.
          (e) Within five Business Days after the date of the selection of the third arbitrator, the parties shall make simultaneous, verified submissions. Within three Business Days of the submissions, the parties are entitled to submit verified, reply submissions. All submissions and other communications during the arbitration shall be delivered simultaneously to the other party and the arbitrators. The hearing shall take place in New York, New York, on the third Business Day following the expiration of time for the reply submissions. At the hearing, Parent shall first have the right to present up to three hours of oral argument, then the Company shall have the right to present up to four hours of oral argument, and finally Parent shall have the right to present up to one hour of oral argument. No witnesses or experts shall testify at the hearing. Neither party shall be deemed to have the burden of proof, and the decision by the arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) shall be by a preponderance of the evidence. The arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) shall be entitled to determine any other aspect of the procedure of the arbitration in the event the parties disagree. The parties intend for the arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) to issue a final decision regarding whether a Covered Event has occurred within three Business Days after the hearing. The decision of a majority of the arbitrators (or the arbitrator in the event one of the parties fails to designate an arbitrator as provided herein) regarding the Disputed Matter shall be final and binding upon the parties. The costs and expenses of the arbitrators shall be borne equally by Parent and the Company.
          (f) Notwithstanding anything else contained in this Agreement, including the satisfaction of all of its conditions to Closing by the Company, at the sole option of Parent, the Closing shall not occur until at least one and not more than seven Business Days after the final decision is announced in any arbitration that is conducted pursuant to this Section 8.3 and if the Outside Date occurs before a final decision, then the Outside Date shall be extended to a date (which date shall be selected by Parent) not more than seven days following the announcement of the final decision by the arbitrators. Parent, in its sole discretion, may terminate the arbitration at any time prior to a final decision of the arbitrators if and only if the date of such termination occurs during the period that is ten days prior to the expiration date of the Debt Financing Commitments; provided, that any such termination will be without prejudice as to whether the subject matter of the Written Notice of Claim is a Covered Event.
          (g) Upon a determination that the subject matter set forth in a Written Notice of Claim constitutes a Covered Event, Parent shall have the option to either terminate this Agreement pursuant to the applicable provision of Section 7.1 or elect to close the transaction contemplated by this Agreement.
          (h) In the event it is determined pursuant to this Section 8.3 that a Covered Event has not occurred, Parent shall not have the right to terminate this Agreement with respect to the matter set forth in the Written Notice of Claim.

     SECTION 8.4 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     SECTION 8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by nationally recognized overnight courier service, or by facsimile or electronic transmission with confirmation of receipt, as follows:
if to Parent or Merger Sub:
c/o American Real Estate Holdings Limited Partnership
White Plains Plaza
445 Hamilton Avenue — Suite 1210
White Plains, NY 10601
Attention: Felicia Buebel, Esq.
Facsimile: (914) 614-7001
Email: fbuebel@arep.com
and
c/o American Real Estate Holdings Limited Partnership
767 Fifth Avenue
47th Floor
New York, NY 10153
Attention: Keith Meister
Facsimile: (212) 750-5815
Email: Kmeister@sfire.com
with a copy (which shall not constitute notice) to:
DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven L. Wasserman, Esq.
Facsimile No.: (212) 884-8448
Email: steven.wasserman@dlapiper.com
if to the Company:
Lear Corporation
21557 Telegraph Road

Southfield, Michigan 48033
Attention: Daniel A. Ninivaggi, Esq.
                    Executive Vice President,
                    General Counsel
Facsimile: (248) 447-1677
Email: dninivaggi@lear.com
and
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: James H. Vandenberghe
                    Vice Chairman, Chief Financial
                    Officer
Facsimile: (248) 447-1524
Email: jvandenberghe@lear.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Bruce A. Toth, Esq.
Facsimile: (312) 558-5700
Email: btoth@winston.com
or to such other address as the Person to whom notice is given may from time to time furnish to the others in writing in the manner set forth above.
     SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).
     SECTION 8.7 Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     SECTION 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.8, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 5.7 and 7.4(f)(B) and 7.4(g) (which provisions are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
     SECTION 8.9 Rules of Construction. The parties to this Agreement have each been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     SECTION 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
     SECTION 8.11 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain provisions limiting the ability of the party thereto to have discussions or share information with, or enter into agreements, understandings or arrangements with potential sources of debt or equity financing or co-bidders, provided, further that any such confidentiality agreement shall permit disclosure by the Company to Parent and Merger Sub of the information contemplated by Section 5.2.
          (b) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.
          (c) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.
          (d) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.
          (e) “Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement.
          (f) “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments.
          (g) “Company Joint Venture” shall mean any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.
          (h) “Company SEC Reports” shall mean all filings made by the Company with the SEC, including those that the Company may file after the date of this Agreement until the Closing Date.
          (i) “Confidentiality Agreement” means the confidentiality agreement, dated as of January 26, 2007 (as amended through the date of this Agreement), by and between the Company and Guarantor.

          (j) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations.
          (k) “Covered Event” means any event, change, effect, development, condition or occurrence pursuant to which Parent, in its sole discretion, believes it may terminate this Agreement pursuant to Sections 7.1(c), (f), (h) and/or (k).
          (l) “Force Majeure Event” shall mean an outbreak or escalation of hostilities, act of terrorism, nuclear fusion or fission, explosion, disaster, attack, national emergency, war, riot, fire, flood, hurricane, cyclone, earthquake, volcanic eruption or other similar acts or acts of God.
          (m) “GAAP” shall mean United States generally accepted accounting principles.
          (n) “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.
          (o) “including” shall be deemed to be followed by the phrase “without limitation”.
          (p) “Initiation Date” shall mean the latest to occur of (A) the date Parent and its Debt Financing sources have received from the Company the Required Information and (B) the first Business Day following the date on which the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing). If the condition set forth in Section 6.1(a) is the last of the conditions set forth in Article VI to be satisfied (other than conditions that by their nature can only be satisfied at the Closing), Parent shall use reasonable best efforts to consummate the Closing within five days following the satisfaction of such condition.
          (q) “knowledge” of the Company means actual knowledge of any executive officer of the Company.
          (r) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.
          (s) “Marketing Period” shall mean the first period of 15 consecutive Business Days after the Initiation Date.
          (t) “Material Adverse Effect” shall mean a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole; provided, however, that, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from (A) changes in general economic conditions (including those affecting the financial, banking, currency, interest rates or capital markets); or (B) conditions generally affecting any of the industries or markets in which the Company and its Significant Subsidiaries operate; provided, that such matters shall be taken into account in determining a Material Adverse Effect to the extent of any disproportionate effect on the Company and its Significant Subsidiaries, taken as a whole, relative to other companies operating in the same industries or segments and geographic markets as the Company and its Significant Subsidiaries.
          (u) “Parent Material Adverse Effect” shall mean any event, change, effect, development, condition or occurrence that would prevent or materially delay consummation of the Merger, receipt of the Debt Financing or the ability of Parent and Merger Sub to perform their obligations under this Agreement or Guarantor under the Guarantee.
          (v) “Permitted Liens” means (i) Liens permitted under the Company’s existing credit facilities or indentures, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (iii) mechanics’, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice; (v) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (vi) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 or September 30, 2006; and (vii) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, in any material respect, the value, marketability or continued use of the property of the Company.
          (w) “Person” shall have a broad meaning and shall include any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.
          (x) “Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to ERISA and, excluding any plans that are statutory plans, each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each material employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates has any material obligation to contribute, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any material liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or ERISA Affiliates or to any beneficiary or dependent thereof.
          (y) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.
          (z) “Significant Subsidiary” means any of its Subsidiaries (a) the consolidated assets of which equal 5% or more of the consolidated assets of the Company and its Subsidiaries as of September 30, 2006, or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters ended September 30, 2006.
          (aa) “Solicitation Period End-Date” means 11:59 p.m. (EST) on the date that is 45 days after the date of this Agreement.
          (bb) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.
          (cc) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity, provided, that Subsidiary shall mean a subsidiary of the Company unless the context otherwise dictates.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

AREP CAR HOLDINGS CORP.
By:	/s/ Hillel Moerman
Name:	Hillel Moerman
Title:	Chief Financial Officer

AREP CAR ACQUISITION CORP.
By:	/s/ Hillel Moerman
Name:	Hillel Moerman
Title:	Chief Financial Officer

LEAR CORPORATION
By:	/s/ Robert E. Rossiter
Name:	Robert E. Rossiter
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]